Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to issuance of shares of MSA Safety Incorporated (the “Registrant”) common stock, no par value, in connection with the Agreement and Plan of Merger, dated as of March 28, 2019 (the “Merger Agreement”), by and among the Registrant, Gateway Merger Sub, Inc. a California corporation and an indirect, wholly owned subsidiary of the Registrant (“Merger Sub”), and Sierra Monitor Corporation, a California corporation (“SMC”), Merger Sub merged with and into SMC, and SMC continued as the surviving corporation and an indirect, wholly owned subsidiary of the Registrant (the “Merger”), of our reports dated February 22, 2019, with respect to the consolidated financial statements and schedule of MSA Safety Incorporated and the effectiveness of internal control over financial reporting of MSA Safety Incorporated included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
June 5, 2019